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                                                                   EXHIBIT 11.1


                   WHITE CAP INDUSTRIES INC. AND SUBSIDIARIES
            STATEMENT OF COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                             Six Months Ended         Three Months Ended
                                            September 30, 1997        September 30, 1997
                                            ------------------        ------------------
Average common shares outstanding..........    1,044,000                   1,044,000

Common and common equivalent shares
  (including convertible preferred stock)
  issued during the twelve month period
  prior to the initial public offering at
  prices below the assumed public
  offering price (using the treasury stock
  method and the initial public offering
  price) in accordance with Staff
  Accounting Bulletin No. 83...............    5,737,242                   5,737,242

Effect of stockholder distributions........      586,833                     586,833
                                             -----------                  ----------

Shares used in pro forma per share
  calculations.............................    7,368,075                   7,368,075
                                             ===========                  ==========

Pro forma net income.......................   $    1,773                   $   1,157
Preferred stock dividend accretion.........          300                         150
                                             -----------                  ----------

Pro forma net income applicable to common
  stockholders.............................  $     1,473                  $    1,007
                                             ===========                  ==========

Pro forma net income per common and common
  share equivalent.........................      $0.20                        $0.14
                                                 =====                        =====
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